UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2014

RUBICON FINANCIAL INCORPORATED
 (Exact name of registrant as specified in its charter)

Delaware	000-29315	13-3349556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, First Floor Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 668-9567

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Sales of Unregistered Securities

Effective May 15, 2014, the Registrant consummated the terms of a confidential settlement agreement with a former board member, Kathleen McPherson, whereby the Registrant agreed to purchase 1,002,500 shares of common stock and 426,000 shares of Series B Convertible Preferred Stock (which were convertible into 2,130,000 shares of common stock)  from Ms. McPherson for $150,000; paid in two equal installments, the first $75,000 was paid on May 15, 2014 and the remaining $75,000 is due on or before December 31, 2014, subject to a 90 day extension in the Registrant’s discretion. As of the date of this Current Report, the Registrant is in the process of cancelling the shares of common and preferred stock.

Effective May 15, 2014, the Registrant received 250,000 shares of common stock for cancellation pursuant to the terms of a confidential settlement agreement with a former board member of the Registrant’s wholly-owned operating subsidiary, Newport Coast Securities, Inc. As of the date of this Current Report, the Registrant is in the process of cancelling the shares of common stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) Resignation of Director

Effective May 15, 2014, Kathleen McPherson resigned as a member of the Registrant’s board of directors pursuant to the terms of the confidential settlement agreement. Ms. McPherson’s resignation was effective immediately. The Registrant is not aware of any disagreement Ms. McPherson may have with it on any matter relating to the Registrant’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rubicon Financial Incorporated

By: /s/ Joseph Mangiapane, Jr.
      Joseph Mangiapane, Jr., Chief Executive Officer

Date: May 20, 2014